October 23, 2008

Nathaniel MacLeitch
AMV Holding Limited
65 High Street
Marlow
Buckinghamshire, United Kingdom

Re: Employment Agreement

Dear Mr. MacLeitch,

I am writing to set out the terms of your employment with AMV Holding Limited (the “Company”).

IT IS AGREED as follows:

1.	JOB TITLE, DUTIES AND CONDUCT

1.1.
You are employed as a joint managing director of the Company and you shall serve the Company in this, or an equivalent position, and in such other position or positions with the Company and its subsidiaries and affiliates consistent with your position as a joint managing director of the Company and shall perform such duties as the Chief Executive Officer of Twistbox Entertainment, Inc. (the “CEO”) or the Board of Directors of Mandalay Media, Inc. shall reasonably assign you from time to time. You shall report directly to the CEO or such other person as the Company shall determine from time to time.

1.2.
You shall devote substantially all of your business time and attention to the services required of you hereunder, and shall perform such services in a manner consistent with the duties of your position, provided the foregoing shall not prevent you from (i) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs and (iii) managing your and your family’s passive personal investments; provided such activities in the aggregate do not interfere or conflict with your duties hereunder or create a potential business conflict. You shall be subject to the terms and conditions of any applicable policy of the Company regarding service on behalf of any other organization.

1.3.
During the Employment, you shall not become associated with any entity, whether as a principal, partner, employee, director, consultant, joint venturer, lender, investor, individual proprietor, shareholder or otherwise (other than as a holder of not in excess of 2% of the outstanding voting shares of any publicly held company), that is actively engaged or preparing to be actively engaged in any geographic area in any business which is in competition with a business conducted by the Company or any of its subsidiaries or affiliates at the time of the alleged competition. During the Employment, you shall not engage in any activity or activities preparatory to competing with the Company.

2.	DATE OF COMMENCEMENT

Your employment with the Company will commence as of the date hereof (the “Commencement Date”) and shall be subject to earlier termination in accordance with its terms.

No previous employment with a previous employer counts as part of your period of continuous employment which commenced on the Commencement Date.

3.	COMPENSATION

3.1.
Your base salary during the first Earn-Out Period (as defined in the Stock Purchase Agreement, by and among Mandalay Media, Inc., Nathaniel MacLeitch, Jack Cresswell and the shareholders of the Company signatories thereto, dated as of October 8, 2008 (the “Stock Purchase Agreement”), which will accrue from day to day, will be at the rate of £60,000 per annum payable monthly in arrears direct into your bank account on or before the last day of each calendar month. Where this falls on a weekend or public holiday, payment will be made on the last working day before that day. Within ten (10) days of the beginning of the second Earn-Out Period and the third Earn-Out Period, as applicable, you may provide the Company with a notice setting forth the base salary you wish to receive for such period, which shall be no greater than £100,000 per annum. In the event that you fail to provide the Company with such a notice within such ten day period, your base salary for such period shall be £60,000 per annum. After the expiration of the Earn-Out Term (as defined in the Stock Purchase Agreement), your base salary will be reviewed on an annual basis in March of each year. There is no obligation on the Company to increase the level of your base salary at a review. An increase awarded in one year will not influence or set a precedent in relation to future years.

3.2.
Following the expiration of the Earn-Out Term, you may then be eligible to receive a performance/merit bonus as determined by Company’s Board based upon several factors including the profitability of the Company, your performance and the achievement of the goals set by the Company’s Board during each fiscal year. Any bonus paid to you is entirely discretionary and there is no contractual entitlement to receive it nor shall it be deemed to become part of your contractual remuneration or salary for pension purposes or otherwise. In the event your employment is terminated or you are under notice of termination prior to the payment date (whether such notice is given by the Company or you) you will forfeit all and any rights and entitlements to a bonus and will not have any rights against the Company in respect of the loss of such entitlement. The Company reserves in its absolute discretion the right to terminate or amend any bonus scheme without notice to you. Receipt of a discretionary bonus one year creates neither right to nor expectation of any bonus in the next year.

3.3.
You authorise the Company at any time during your employment, or in any event on the termination of your employment, howsoever arising, to deduct from your salary and from any other sums reimbursable to you by the Company, any monies from time to time due from you to the Company including, but not limited to any outstanding loans, advances, payment for excess holiday, overpayment of wages and any other monies owed by you to the Company.

3.4.
You shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that your position, tenure, salary, age, health and other qualifications make you eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect. The Company shall pay for your participation in the health care plan that it currently has in place. The Company shall also reimburse you up to £500 per month for the lease of an automobile to be used in connection with your employment with the Company.

4.	LOCATION

Your principal place of work at the date of this letter is 65 High Street Marlow Bucks SL7 1AB, United Kingdom. You may also be required to travel within the UK and abroad in the course of your duties from time to time at the reasonable discretion of the Company.

5.	HOURS OF WORK

5.1.
Your normal hours of work are from 8:00 a.m. to 5:00 p.m. or 9.00 a.m. to 6.00 p.m. Monday through Friday, inclusive. You are entitled to a one (1) hour lunch break. You may be required to work additional hours either, as and when requested by the Company, or when the proper performance of your work requires. You will not be entitled to be paid extra remuneration for any such additional hours worked in excess of your basic weekly hours.

5.2.
You agree that the limit in regulation 4(1), Working Time Regulations 1998 (“the Regulations”) does not apply during your employment and that if necessary for the proper performance of your duties you will work more than an average of 48 hours in each seven day period (as defined by and calculated in accordance with the Regulations). You can withdraw your agreement to the terms of this clause by giving to the Company three months’ written notice.

6.	HOLIDAY ENTITLEMENT

6.1.
Your annual holiday entitlement is twenty-five (25) days in the Company’s holiday year which runs from January to December, plus Bank Holidays in England and Wales. Your entitlement for a part year will be pro-rated according to your annual entitlement. You are entitled to your full remuneration and benefits during days taken as holiday.

6.2.
You are required to give at least two weeks’ notice of a proposed holiday. No more than 10 consecutive days’ holiday (plus weekends falling in between) may be taken at any one time. The provisions of regulations 15(1) to (4) of the Regulations do not apply to your employment. Unused holiday entitlement may not be carried over from one calendar year to the next without the prior written consent of the Company.

6.3.
Upon termination of employment, you will receive payment in respect of any days’ holiday which has accrued but has not been taken by the date your employment terminates. A pro-rated sum will be deducted in respect of any days you have taken in excess of your holiday entitlement from your last salary payment. For these purposes a day’s pay is calculated as 1/260 of your annual salary.

6.4.
During any period of notice (whether given by the Company or by you), no contractual holiday entitlement shall accrue, save that your entitlement to annual leave pursuant to regulation 13 of the Regulations shall continue to accrue during such period.

6.5.	The Company reserves the right, at its sole discretion, to require you to take or not to take all or part of any outstanding holiday during any notice period or period of Garden Leave.

7.	PENSION SCHEME

7.1.
The Company shall not be liable to pay or provide any pension to or for your benefit (without prejudice to the Company’s obligation (if any) pursuant to the Welfare Reform and Pensions Act 1999, the Finance Act 2000 and the Stakeholder Pension Schemes Regulations 2000 to facilitate access to a stakeholder pension scheme) and you are encouraged to make your own pension arrangements.

7.2.
The Company has not opted to treat your employment as contracted-out employment by reference to an occupational pension scheme and a contracting-out certificate issued in accordance with the Pension Schemes Act 1993 is not in force in respect of your employment.

8.	ABSENCE AND SICKNESS

8.1.
Any unauthorized absence requires you to notify the CEO (or his designated deputy) by 10.00 a.m. on the first day of any such unauthorized absence. If you are still off work on the third day you must contact the CEO to report on your progress. You must keep the CEO regularly informed of your absence and of the expected duration of your absence. Failure to notify the Company of your absence may render you subject to disciplinary action and may also bar you from receiving sick pay.

8.2.
Absence through sickness or injury must be covered by a medical certificate. For the first seven days a self-certificate form (available from Human Resources) must be completed on your return to work and submitted to Human Resources For illness of more than seven days, a doctor’s certificate must be produced on the eighth day and should be submitted regularly for any period of sickness thereafter. On each occasion a medical certificate expires and you do not anticipate returning to work, you must notify the Head of Worldwide Sales on the first working day following the expiry of the medical certificate.

8.3.
Provided that you comply with your obligations under this clause 8, the Company may at its absolute discretion make full payment of salary while you are absent for sickness or injury for a maximum period of thirty (30) days in any twelve-month period and for any subsequent such absence in the same calendar year you will receive such pay (if any) as the Company may in its sole discretion deem appropriate. The foregoing is without prejudice to any entitlement to statutory sick pay (“SSP”) under the Social Security Contributions and Benefits Act 1992 (for which purpose Monday to Friday (inclusive) in each week shall be qualifying days). Any payment made in respect of a day of sickness shall count towards any entitlement to SSP and any other sickness or other benefit obtainable by you under any social security, national insurance or other legislation for the time being in force or any benefit received by you as a result of contributions paid by the Company to any health insurance scheme. Only SSP will be paid for any period of absence due to sickness during your probationary period and/or your notice period. The Company at all times reserves the right to withhold, discontinue or request repayment of any contractual sick pay:

8.3.1.	if it is satisfied that you have misrepresented your state of health or are in any way abusing the sickness scheme; or

8.3.2.	if an injury from an accident at work was caused by your misconduct at work; or

8.3.3.	if you fail to follow the Company’s absence rules; or

8.3.4.	if, in the opinion of a doctor nominated by the Company, you are well enough to work; or

8.3.5.	if you behave in a manner likely to impede your recovery.

8.4.
You agree to be examined by a medical practitioner nominated by the Company on the Company’s request, the cost of which will be borne by the Company. You shall authorise the medical practitioner carrying out the examination to disclose to or discuss with the Company and its advisers any matters arising from such examination.

9.	PERIOD OF NOTICE AND TERMINATION OF EMPLOYMENT

9.1.
You will be required to give six (6) months notice in writing to terminate your employment. Notwithstanding anything to the contrary set forth herein or in the Stock Purchase Agreement, if you terminate your employment with the Company under this clause 9.1 prior to the expiration of the Earn-Out Term, you acknowledge and agree that neither the Company nor Mandalay Media, Inc. shall be obligated to pay you any portion of any Earn-Out Payment (as defined in the Stock Purchase Agreement) that might otherwise be payable for the Earn-Out Period (and any subsequent Earn-Out Periods) in which you are not fully employed by the Company during such Earn-Out Period.

9.2.
Should the Company wish to terminate your employment prior to the second anniversary of the Commencement Date, other than for the reasons set out in clause 9.4 below, you will be entitled to receive payments in the amount of your base salary then in effect up to the second anniversary of the Commencement Date, and you shall be entitled to six (6) months notice of such termination.

9.3.
The Company shall be entitled at its sole discretion at any time to terminate your employment forthwith without notice in accordance with this clause 9.3 and to make a payment of basic salary to you as set forth above in lieu of any notice period and to deduct tax and national insurance from any such payment, provided that if the Company shall decide not to make a payment to you under this clause, you shall not be entitled to enforce the payment as a contractual debt or as liquidated damages and your sole remedy will be in the form of damages in respect of any unexpired period of notice. Where you have received a payment in lieu of notice, you will not be entitled to any additional compensation in respect of holiday which would otherwise have accrued during your notice period. For the avoidance of doubt, you shall be entitled to receive your pro-rata share of any Earn-Out Payment made by Mandalay Media, Inc. unless you terminate your employment with the Company pursuant to clause 9.1.

9.4.
Notwithstanding the other provisions of this clause 9, your employment may be terminated by the Company by written notice having immediate effect and without notice or payment in lieu of notice or payment of any compensation or liquidated damages if you are guilty of gross misconduct or in any way fundamentally breach your employment contract with the Company. The following are examples of conduct that would entitle the Company to terminate your employment summarily:

9.4.1.	theft, fraud, intentionally providing false or misleading information or any act of dishonesty;

9.4.2.	any act or attempted act of violence or abusive behaviour towards people or property including causing deliberate damage to the Company’s property;

9.4.3.	indecent behaviour towards or harassment or bullying of fellow employees, suppliers, customers or clients;

9.4.4.	incapability through alcohol, non-prescribed drugs or other substances,

9.4.5.	wilful and persistent breach of health and safety regulations;

9.4.6.	a serious act of insubordination or wilful refusal to carry out reasonable requests;

9.4.7.
serious or persistent neglect of duties or a series of persistent breaches of the terms and conditions of your employment, other than a breach which is capable of remedy and is remedied forthwith by you at the Company’s request to the reasonable satisfaction of the Company;

9.4.8.
failure to comply in any material respect with any policy, procedures or rules of any professional or regulatory body governing the business carried out by the Company including, without limitation, any policy in respect of equal opportunities and harassment, data protection and use of email and the internet;

9.4.9.	unauthorized use of or disclosure of confidential information;

9.4.10.	serious breach of the Company’s policies, procedures or rules contained in the Employee Handbook, which may be amended from time to time;

9.4.11.	falsifying records or expense claims;

9.4.12.	conviction of a criminal offence, other than a minor offence, arising from or related to your work for the Company;

9.4.13.
conviction of a criminal offence committed outside working hours which in the opinion of the Company acting reasonably adversely affects the Company’s business or reputation, or affects your suitability for the type of work which you perform or affects your acceptability to other employees;

9.4.14.
any act of gross misconduct or any other act or omission (whether or not during or in the context of your employment) which, in the opinion of the Company acting reasonably, brings or is likely or calculated to bring the name or reputation of the Company into disrepute or to materially prejudice the interests of the business of the Company;

9.4.15.	unauthorized signing of documentation committing the Company to any financial obligation or exceeding your authority in any other way; or

9.4.16.	misuse of the Company’s computer system or any other Company owned equipment.

9.5.
The Company shall have the right to suspend you (subject to the continued payment of salary and benefits) pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate your employment for such period as it thinks fit.

10.	GARDEN LEAVE

10.1.
After notice of termination has been given by either party you may be required by the Company in its absolute discretion not to attend at your place of work or other offices of the Company at any time and not to perform any duties for the Company or to perform only such specific duties, projects or tasks as are expressly assigned to you by the Company, in any case for such period and at such place or places (including, without limitation your home) as the Company in its absolute discretion may decide. You will continue to receive your full pay and contractual benefits during any such period. Any period of Garden Leave will not exceed the period of notice the Company is required to give you pursuant to clause 9.2 of this agreement.

10.2.	During any such period you shall:

10.2.1.	if requested by the Company resign from any office which you may hold in the Company or which you hold as a nominee of the Company;

10.2.2.	notify the Company of any change of address or contact details;

10.2.3.
if requested by the Company return all of the Company’s property which is held by you or is under your control including without limitation all confidential information, documents, software and copies of documents and software;

10.2.4.
if requested by the Company, refrain from contacting employees, clients and professional contacts of the Company except where such employees, clients and professional contacts are personal friends of yours and you have contacted them in a social capacity;

10.2.5.	if requested by the Company cease to be an authorized signatory of the Company or hold a power of attorney for the Company.

10.3.
The Company reserves the right to require you to take holiday which is accrued up to the commencement of garden leave and which will accrue to the date your employment terminates during the period of garden leave on such day or days as the Company may specify. No contractual holiday entitlement shall accrue during such period itself, save that your entitlement to annual leave pursuant to regulation 13 of the Regulations shall continue to accrue during such period.

10.4.
During any such period referred to in clause 10.1, the Company shall be under no obligation to provide any work for you and you shall continue to be bound by the express and implied duties of your employment including, without limitation, by the duty of fidelity and good faith owed to the Company and, for the avoidance of doubt but without limitation, by the provisions of clause 18.

10.5.
During any such period referred to in clause 10.1, the Company shall be entitled to make such reasonable announcements or statements to employees, clients and professional contacts of the Company and other third parties concerning you as may be appropriate.

11.	CONFIDENTIALITY

11.1.
You will not (except in the proper course of your duties) either during or after the termination of your employment, directly or indirectly make use of, communicate or divulge to any person or corporate body and shall use your best endeavours to prevent the publication or disclosure of secret or confidential information including, without limitation, any trade secrets, customer names, customer lists, customer profiles, prospective customer lists, mailing lists, receipts, documentation, computer programs, drawings, designs, information regarding product development, existing projects, marketing plans, sales plans, information relating to the Company’s strategy, plans, or employees, manufacturing, marketing and/or distribution systems plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or affiliates or information designated as confidential or proprietary that the Company or any of its subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries or affiliates (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Employee’s breach of this clause 11.1).

11.2.
If your job involves the handling of personal data on employees, it is a further condition that you must not reveal any of it to others, whether employees or not, without proper authorisation from the CEO.

11.3.	A breach of the above may result in disciplinary action.

11.4.
For the avoidance of doubt, the termination of this contract or variation of any of its terms or conditions for any reason shall not affect the obligations of confidentiality set out above, except that they shall cease to apply to any information or knowledge which may subsequently come into the public domain other than by way of unauthorised disclosure in breach of the above obligations.

11.5.
All programmes and information about the Company’s affairs held on a computer owned by you shall be deleted on the termination of your employment and if requested by the Company you will make the computer available for inspection by the Company to ensure that this has been effectively carried out.

12.	RETURN OF COMPANY’S PROPERTY AND REPAYMENT OF SUMS DUE TO THE COMPANY

On the termination of your employment for whatever reason, or at any time on the request of the Company, you must immediately return to the Company in accordance with its instructions all equipment, Confidential Information, correspondence, records plans, statistics, specifications, magnetic disks, tapes or other software storage media, models, notes, papers, reports and other documents and any copies thereof and any other property belonging to the Company whether in hard copy or in electronic or machine readable form (including but not limited to Company car, keys, credit and charge cards and passes which may be in your possession or under your control. All programmes and information about the Company’s affairs held on a computer owned by you shall be deleted on the termination of your employment and if requested by the Company you will make the computer available for inspection to the Company to ensure that this has been effectively carried out. You will provide details of any password used by you to access the computer system or PC of any member of the Company and will not retain any copies thereof. If you have a loan you will be required to repay it in full before your employment ends. If you owe any money to the Company then the Company has the right to deduct such sums from any payment due to you. This is without prejudice to the Company’s other remedies to recover any sums due from you to the Company. No outstanding payments will be made to you until the requirements in this clause are met. You will, if so required by the Company, confirm in writing that you have complied with your obligations under this clause.

13.	RESTRICTIVE COVENANTS

13.1.	In this clause the words and expressions set out below shall have the following meanings:

“Customer”
means any person, firm or company who was at any time during the Relevant Period a customer or client of the Company or any Relevant Group Company and with or for whom you or any person reporting to you had dealings, was responsible or acted or in respect of whom you had access to Confidential Information during the Relevant Period (other than at a de minimis level);

“Effective Date”	means the Termination Date or (if earlier) the date on which you commence Garden Leave;

“Group Company”
means any holding company for the time being of the Company or any subsidiary for the time being of the Company or any such holding company (for which purpose “holding company” and “subsidiary” shall have the meaning set out in section 736, Companies Act 1985 as amended);

“Key Employee”
means any person who was an employee, director or consultant employed or engaged by the Company or any Relevant Group Company at the Effective Date or at any time in the Relevant Period and in each case who worked or provided services in an executive or senior managerial capacity and with or for whom you or any person reporting directly to you dealt personally (other than at a de minimis level) or had material involvement with or in respect of whom you had access to Confidential Information, during the Relevant Period.;

“Minority Investor”
means a person who is the beneficial owner of shares or other securities of any company whose shares are quoted on any Recognised Investment Exchange which when aggregated with shares or other securities beneficially owned by his or her spouse, children, step children, parents and parents’ children total no more than one per cent. of any single class of shares or other securities in such company;

“Prospective Customer”
means any person, firm or company who was at any time during the period of 6 months immediately preceding the Effective Date in negotiations with the Company or any Relevant Group Company with a view to such person, firm or company dealing with the Company or any Relevant Group Company as a customer or client and with or for whom you or any person reporting directly to you had dealings , was responsible or acted (other than at a de minimis level) or about whom you had access to Confidential Information during the said period;

“Prospective Supplier”
means any person, firm or company who was at any time during the period of 6 months immediately preceding the Effective Date in negotiations with the Company or any Relevant Group Company with a view to such person, firm or company dealing with the Company or any Relevant Group Company as a supplier of goods or services and with or for whom you or any person reporting to you had dealings, was responsible or acted (other than at a de minimis level) or about whom you had access to Confidential Information during the said period.

“Recognised Investment Exchange”	has the meaning given to it in section 285, Financial Services and Markets Act 2000;

“Relevant Capacity”
means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly through any other person, firm or company, and whether for your own benefit or that of others;

“Relevant Group Company”	means any Group Company to which you have rendered services or which you had management or operational responsibility during the course of your employment at any time during the Relevant Period;

“Relevant Period”	means the twelve-month period ending with the Effective Date;

“Restricted Area”	means England and such other countries in which the Company or any Relevant Group Company carried on any Restricted Business at the Effective Date;

“Restricted Business”	means the business of providing targeted branded mobile phone content services and mobile and voice chat and community services direct to customers and offering an adult television channel;

“Supplier”
means any person, firm or company who at any time during the Relevant period was a supplier of goods or services to the Company or any Relevant Group Company and with or for whom you or any person reporting directly to you had dealings, was responsible or acted (other than at a de minimis level) or about whom you had access to Confidential Information, during the Relevant Period.

13.2.	You shall not in a Relevant Capacity (save as a Minority Investor or with the express written consent of the Board):

13.2.1.
for the period of 9 months from the Effective Date take any steps preparatory to or be engaged or concerned or interested in or carry on any business within the Restricted Area which competes with (or will within such period compete with) the Restricted Business;

13.2.2.
so as to compete with the Restricted Business for the period of 12 months from the Effective Date (whether orally or by way of letters, circulars or otherwise) canvass, solicit, interfere with or endeavour to entice away from the Company or any Relevant Group Company the custom or business of any Customer;

13.2.3.
so as to compete with the Restricted Business for the period of 12 months from the Effective Date (whether orally or by way of letters, circulars or otherwise) canvass, solicit, interfere with or endeavour to entice away from the Company or any other Group Company the custom or business of any Prospective Customer;

13.2.4.	so as to compete with the Restricted Business for the period of 12 months from the Effective Date have any business dealings with or act for or provide services to any Customer;

13.2.5.	so as to compete with the Restricted Business for the period of 12 months from the Effective Date have any business dealings with or act for or provide services to any Prospective Customer;

13.2.6.
for the period of 12 months from the Effective Date solicit or endeavour to entice away from the Company or any Relevant Group Company or offer employment to any Key Employee, or do any act which may encourage any Key Employee to terminate his employment, appointment or contract with the Company or any Relevant Group Company;

13.2.7.
so as to compete with the Restricted Business for the period of 12 months from the Effective Date (whether orally or by way of letters, circulars or otherwise) canvass, solicit, interfere with or seek to disrupt, or endeavour to entice away from the Company or any Relevant Group Company the goods or services provided to the Company or any Relevant Group Company by any Supplier;

13.2.8.
so as to compete with the Restricted Business for the period of 12 months from the Effective Date (whether orally or by way of letters, circulars or otherwise) canvass, solicit, interfere with or seek to disrupt, or endeavour to entice away from the Company or any Relevant Group Company the goods or services provided to the Company or any Relevant Group Company by any Prospective Supplier;

13.2.9.	so as to compete with the Restricted Business for the period of 12 months from the Effective Date have any business dealings with any Supplier;

13.2.10.	so as to compete with the Restricted Business for the period of 12 months from the Effective Date have any business dealings with any Prospective Supplier; or

13.2.11.
for the period of 12 months from the Effective Date do or say anything likely or calculated to lead any person, firm or company to cease or not to offer to the Company or any other Group Company any rights of purchase, sale or agency; or

13.2.12.
encourage, assist or procure any other person, firm, company or other organisation to do anything which, if done by you, would be a breach of any of your obligations under clauses 13.2.1 to 13.2.11 above.

13.3.
You shall not at any time (whether during the employment or thereafter) use any name (whether as part of a corporate name or otherwise) which is used by the Company or any other Group Company at the Termination Date or any other name which is likely to cause confusion with any such name in the minds of members of the public.

13.4.	You shall not at any time after the Termination Date represent yourself as being employed by or otherwise connected with the Company or any other Group Company.

13.5.
You shall at the request of the Company enter into a direct agreement or undertaking with any other Group Company by which you will accept restrictions corresponding to the restrictions contained in this clause.

13.6.
You acknowledge that the provisions of this clause constitute severable undertakings given for the benefit of the Company and all other Group Companies and may be enforced by the Company on its own behalf or on behalf of any other Group Company.

13.7.
Before accepting any employment, appointment or engagement with any third party either during your employment or at any time during the period of 6 months after the Termination Date you shall draw the provisions of this clause to the attention of such third party.

13.8.
Each of the restrictions contained at clauses 13.2 to 13.4 constitutes an entirely separate and independent restriction and is considered by the parties each of whom has taken independent legal advice to be reasonable and necessary for the protection of the legitimate interests of the Company and Group but if any such restriction or part thereof shall be found void, invalid, illegal or unenforceable by any court of competent jurisdiction but would be valid if some words were deleted therefrom, or the period thereof reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

13.9.
In the event of any clause contained in this Agreement or any part thereof being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses or parts thereof contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

14.	DISCIPLINARY PROCEDURE AND GRIEVANCE PROCEDURES

The Company’s Disciplinary Procedure and Grievance Procedure are available from the Company. This sets out the guidelines for dealing with disciplinary and grievance issues. However, these procedures will not form part of your contract of employment.

15.	SAFEGUARDING INFORMATION AND COMMUNICATION SYSTEMS

15.1.
The Company regards the integrity of its computer system as central to the success of the business. Its policy is to take any measures it considers necessary to ensure that all aspects of the system are fully protected.

15.2.	Misuse of the computer is a serious disciplinary offence. The following are examples of misuse:

15.2.1.	fraud and theft;

15.2.2.	system sabotage;

15.2.3.	introduction of viruses and time bombs;

15.2.4.	using unauthorized software;

15.2.5.	obtaining unauthorised access;

15.2.6.	using the system for private work or game playing;

15.2.7.	breaches of the Data Protection Act;

15.2.8.	sending abusive, rude, discriminatory or defamatory messages via electronic mail; and

15.2.9.	hacking.

15.3.
This list is not exhaustive. Depending on the circumstances of each case, misuse of the computer system is likely to be considered a gross misconduct offence, punishable by dismissal. Misuse amounting to criminal conduct will be reported to the police. You agree to indemnify the Company during and after your employment against all liability resulting from your breach of this clause.

15.4.	If you suspect that a fellow employee is abusing the computer system should raise the matter with the CEO.

15.5.
Company communication systems, which include telephone, fax, electronic mail and the Internet, must be used only for legitimate business purposes. It is accepted that you may from time to time need to make some personal use of these facilities but this and any form of non-business use of these facilities must be kept to a minimum. Personal use of Company facilities will be acceptable only provided that the frequency and duration of such usage does not interfere with the performance of your duties. The cost incurred through the personal use of Company and Group Company facilities may be re-charged to you and deducted from your salary at the Company’s discretion. The Company reserves the right to monitor all e-mail/internet activity by you for the purposes of ensuring compliance with the Company’s policies and procedures and of ensuring compliance with relevant regulatory requirements and you hereby consent to such monitoring.

16.	INTELLECTUAL PROPERTY

16.1.
You acknowledge that because of the nature of your duties and the particular responsibilities arising as a result of such duties that you owe to the Company, you have a special obligation to further the interests of the Company.

16.2.
You shall promptly disclose to the Company any idea or invention created in the manner prescribed by sections 39(1) and 39(2) of the Patents Act 1977. Any such inventions will then be dealt with in accordance with the provisions expressed in that Act.

16.3.
You acknowledge that all trade marks, registered designs, design rights, copyright, database rights and other intellectual property rights (together, where registerable with the right to apply for registration of the same, aside from those described in clause 18.2), whether in existence now or coming into existence at any time in the future, will, on creation either during the normal course of employment or by using materials, tools or knowledge made available through your employment, vest in and be the exclusive property of the Company or any of Group Company which the Company shall nominate and if required to do so (whether during or after the termination of your employment), you shall execute all instruments and do all things necessary to vest ownership in the above rights in the Company as sole beneficial owner. Where the same does not automatically vest by Act of Parliament, you shall immediately assign the same to the Company. You irrevocably waive all your rights pursuant to sections 77 to 83 inclusive of the Copyright Designs and Patents Act 1988 and any statutory amendment thereto.

16.4.
You appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or do any such thing necessary for the purpose of giving to the Company or its nominee, the full benefit of the provisions of this clause 18 and acknowledge in favour of any third party that a certificate in writing signed by any director or secretary of the Company, that any instrument or act falls within the authority conferred shall be conclusive evidence that such is the case.

17.	WHOLE AGREEMENT

17.1.
This letter constitutes the whole agreement between the parties. All other agreements (if any) for service between the Company and you are hereby abrogated and superseded and any sum or sums paid to you by way of remuneration under any such other agreements after the commencement of the employment shall be deemed to have been received by you on account of the remuneration payable to you under this letter. You have not been induced to enter into an agreement in the form of this letter in reliance on, nor have you been given any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this letter and, to the extent that any of them have been, you unconditionally and irrevocably waive any claims, rights or remedies which you might otherwise have had in relation thereto.

17.2.	There is no collective agreement which directly affects the terms and conditions of employment contained in this letter.

18.	RETIREMENT

Your normal retirement age will be 65.

19.	EXCLUSIVITY OF SERVICE

19.1.
Unless prevented by ill health and except during holiday taken in accordance with clause 6 you are required to devote your full working time, attention and abilities to your job duties during working hours and to act in the best interests of the Company at all times.

19.2.
You must not during your employment (including, without limitation, any period of garden leave) without the written consent of the Company carry on or be or plan or attempt to be in any way directly or indirectly engaged, concerned or interested in any other business or undertaking (whether alone or on your own behalf or on behalf of or in association or in conjunction with any other person and whether as an employee or in any other capacity) where this is or is likely to compete with, or be in conflict with, the business of the Company or where this may affect the efficient discharge of your duties. You must therefore notify the Head of Worldwide Sales if you wish to enter into any other employment or acquire any other business interest during the course of your employment.

20.	POLICIES AND PROCEDURES

You agree to comply with the rules, policies and procedures of the Company in force from time to time.

21.	DATA PROTECTION

21.1.
You hereby explicitly consent to the processing of personal data, (including any sensitive personal data, held or obtained or collected by the Company in relation to your employment) and the transfer of this data outside the EEA for the operation, administration or security arrangements and legitimate interests of the Company and in order to fulfil the Company’s obligations to you.

21.2.
You agree to fully observe and perform the obligations imposed on individuals contained in the Data Protection Act 1998 (“the Act”) and any codes of practice or guidance issued under the Act and the Company’s data protection policy in force from time to time in relation to any personal data including sensitive personal data that may come into your possession whilst employed by the Company. Breach of this clause may constitute a disciplinary offence.

21.3.
The Company may from time to time need to make your records available to its professional advisers, including its lawyers, accountants or auditors and to legal and regulatory authorities, such as the Inland Revenue or the FSA, and to other parties which provide products or services to the Company, such as its pension administrators.

21.4.	You should immediately notify Human Resources in writing of any changes to your personal details. Such changes may include but are not limited to:

21.4.1.	your name, change of address or telephone number;

21.4.2.	date of marriage, divorce or births in your immediate family;

21.4.3.	examination passes;

21.4.4.	change of life assurance beneficiary;

21.4.5.	change of address, telephone number, etc. of next of kin or emergency contact;

21.4.6.	bank details;

21.4.7.	arrest, prosecution or conviction for a criminal offence;

21.4.8.
any disciplinary action taken against you by a professional or regulatory body or if you become bankrupt, apply for or have made against you a receiving order, make any composition with your creditors or commit any act of bankruptcy.

22.	EQUAL OPPORTUNITIES POLICY

The Company has an equal opportunities policy which will be given to you on joining. You will take the benefit of this policy, but you are also required to observe its terms (although these do not form part of your contract of employment).

23.	AMENDMENTS AND WAIVERS

23.1.	No amendment to the provisions of this letter shall be effective unless in writing and signed by both parties hereto or their duly authorized representatives.

23.2.
All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

23.3.	Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver thereof.

24.	WARRANTY AND UNDERTAKING

24.1.
You represent and warrant that you are not a party to any agreement, contract (whether of employment or otherwise) or understanding, which requires you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or which would in any way restrict or prohibit him from or conflict with or be breached by your undertaking or performing any of the duties of the employment in accordance with the terms and conditions of this Agreement.

24.2.
You undertake that forthwith upon receiving from any person, firm or company an offer of employment, agency, consultancy, partnership or joint venture, or an approach which may result in such an offer being received, during the employment or whilst any of the restrictions in this Agreement continue in force you will forthwith notify the Company and provide the person, firm or company making the offer with a full and accurate copy of this Agreement.

25.	NOTICES

Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

AMV Holding Limited
65 High Street
Marlow
Buckinghamshire, United Kingdom

If to Employee:

Nathaniel MacLeitch
AMV Holding Limited
65 High Street
Marlow
Buckinghamshire, United Kingdom

26.	POST-TERMINATION PROVISIONS

Any provision of this letter which contemplates or is capable of operation after the termination of the employment shall apply notwithstanding termination of the employment for whatever reason including, without limitation, an unlawful termination by the Company.

27.	GOVERNING LAW

27.1.	This letter shall be governed by and construed in all respects in accordance with the laws of England.

27.2.	Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the English Courts.

We hope you find this offer acceptable. Please confirm your agreement to these terms of employment by signing the enclosed copy of this document and returning it to the Company’s General Counsel.

Yours sincerely

On behalf of the Company

By:	/s/ James Lefkowitz

Name:	James Lefkowitz

Title:	Director

Personal ID Number:

I confirm my agreement to the above terms of employment.

By:	/s/ Nathaniel MacLeitch

Name:	Nathaniel MacLeitch

Personal ID Number: